SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 12, 2006

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6273 Monarch Park PlaceNiwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 468-4260

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                           Entry into a Material Definitive Agreement.

                On April 12, 2006, Crocs, Inc. entered into a sponsorship agreement with AVP Pro Beach Volleyball Tour, Inc. (“AVP”) pursuant to which Crocs becomes the exclusive footwear sponsor of the AVP Pro Beach Volleyball Tour and the tour will be renamed the, “AVP Crocs Tour.”

                In connection with this agreement, AVP will issue to Crocs a six year warrant to purchase up to 1,000,000 shares of AVP common stock at an exercise price equal to the closing price of AVP common stock on April 12, 2006, 20% of which are exercisable immediately and an additional 20% will become exercisable each year thereafter.  If the sponsorship agreement is not renewed after the third year, the remaining warrants will not become exercisable.  In addition to a cash sponsorship fee, Crocs will either, at its option, (1) pay $150,000 cash to AVP each year that the agreement is in effect or (2) issue to AVP a six year warrant with a value of $750,000 to purchase shares of Crocs common stock at an exercise price equal to the closing price of Crocs common stock on April 12, 2006, 20% of which are exercisable immediately and an additional 20% will become exercisable each year thereafter.  If the sponsorship agreement is not renewed after the third year, the remaining warrants will not become exercisable.

                The press release relating to the sponsorship agreement is attached hereto as Exhibit 99.1.

Item 3.02.                                           Unregistered Sales of Equity Securities.

                The disclosure in Item 1.01 is incorporated into this Item 3.02 by reference. The issuance is exempt pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation D thereunder.

Item 9.01.              Financial Statements and Exhibits.

                (d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: April 17, 2006	By:	/s/ Ronald R. Snyder
Ronald R. Snyder,
President and Chief Executive Officer